Exhibit 16

Hamilton PC

February 3, 2013

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

RE:

Vision Dynamics Corporation

File No. 000-52982

Commissioners:

We have read Item 4.01 of the Form 8-K dated November 2, 2012, of Vision Dynamics Corporation and are in agreement with the statements contained therein insofar as they relate to our resignation and our audit for the fiscal years ended December 31, 2011and 2010 and our reviews of interim financial statements.  We agree with the statements concerning our Firm in such Form 8-K.  At this time, there are no accounting disagreements on the financial statements audited or reviewed by this firm and filed with the Securities and Exchange Commission.  We are not in a position to agree or disagree with the statements contained therein in Item 4.01 regarding the engagement of another independent registered public accounting firm or the approval of such engagement by the Board of Directors of the registrant.

Sincerely,

/S/ Hamilton, PC

Hamilton, P.C.

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